UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2010

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120, Salt Lake City, UT	84116
(Address of principal executive offices)	(Zip Code)

(510) 563-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item  3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 1, 2010, World Heart Corporation (the “Company”) received a NASDAQ Staff Deficiency Letter indicating that, as a result of the resignation of Gary W. Goertz as a member of the Company’s Board of Directors and its audit committee effective as of January 15, 2010, the Company does not comply with NASDAQ Listing Rule 5605. This Rule requires the Company to have at least three independent directors on its audit committee for continued listing on the NASDAQ Capital Market.  Subsequently on February 4, 2010, the Company’s Board of Directors elected Mr. Eugene B. Jones to serve as a director of the Company and Mr. Jones was also appointed to serve on the Audit Committee.  The Company received a letter from the NASDAQ Staff on February 5, 2010 stating that the Company has regained compliance with Listing Rule 5605 and that this matter is now closed.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On February 4, 2010, the Company’s Board of Directors elected  Mr. Jones to serve as a director of the Company.  Mr. Jones was also appointed as member and chairman of the Audit Committee of the Board of Directors.

There is no arrangement or understanding between Mr. Jones and any other persons pursuant to which Mr. Jones was selected as a director.  In connection with his election, Mr. Jones was granted an option to purchase 2,667 shares of the Company’s common stock at an exercise price of $6.10 per share under the Company’s 2006 Equity Incentive Plan that shall vest at the next annual meeting of the Company, subject to his continued service on the Board of Directors of the Company.  There are no other transactions to which the Company is or is proposed to be a party and in which Mr. Jones has a material interest.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit
99.1	Press Release dated February 5, 2010 announcing compliance with Listing Rule 5605

99.2	Press Release dated February 5, 2010 announcing election of a new director

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 5, 2010

WORLD HEART CORPORATION

	By:	/s/ Morgan Brown

	Name:	Morgan Brown
	Title:	Executive Vice President and Chief Financial Officer

3